Exhibit 99.(e)(3)

Sentinel Funds Schedule A to Dealer Agreement Effective as of March 14, 2011

Class A Shares:

For Class A shares of the Sentinel Balanced, Sentinel Capital Growth, Sentinel Common Stock, Sentinel Conservative Strategies, Sentinel Growth Leaders, Sentinel International Equity, Sentinel Mid Cap , Sentinel Mid Cap Value, Sentinel Small Company, Sentinel Sustainable Core Opportunities and Sentinel Sustainable Growth Opportunities Funds, the sales charge as a percentage of the offering price and the payment to the dealer are  shown below:

Sales Size	% of offering price	Payment to Dealer
$0 to $24,999	5.00%	4.50%
$25,000 to $49,999	4.50%	4.25%
$50,000 to $99,999	4.00%	3.75%
$100,000 to $249,999	3.00%	2.75%
$250,000 to $999,999	2.00%	1.75%
$1,000,000 or more	0	0

For Class A shares of the Sentinel Government Securities and Total Return Bond Funds, the sales charge as a percentage of the offering price and the payment to the dealer are shown below:

Sales Size	% of offering price	Payment to Dealer
$0 to $99,999	2.25%	2.00%
$100,000 to $249,999	1.75%	1.50%
$250,000 to $499,999	1.25%	1.00%
$500,000 or more	0.00%	0.00%

For Class A shares of the Sentinel Short Maturity Government Fund, the sales charge as a percentage of the offering price and the payment to the dealer are shown below:

Sales Size	% of offering price	Payment to Dealer
$0 to $999,999	1.00%	0.75%
$1,000,000 or more	0	0

In cases where there is no sales charge because your purchase is $1,000,000 or more, Sentinel Financial will pay 1.00% to dealers for sales of Class A shares up to $14,999,999 for the Sentinel Balanced, Sentinel Capital Growth, Sentinel Common Stock, Sentinel Conservative Strategies, Sentinel Growth Leaders, Sentinel International Equity, Sentinel Mid Cap, Sentinel Mid Cap Value, Sentinel Small Company, Sustainable Core Opportunities, and Sustainable Growth Opportunities Funds and for sales of Class A shares of up to $4,999,999 for sales of the Short Maturity Government Fund. For sales in excess of these amounts, Sentinel Financial will individually negotiate dealer compensation.

For the Government Securities and Total Return Bond Funds, in cases where there is no sales charge because purchase is $500,000 or more, Sentinel Financial will pay to dealers for sales of Class A shares as indicated below:

Invested Assets	Compensation
500,000 to 4,999,999.99	1.00%
5,000,000 to 10,000,000.55%
10,000,000.01 to 50,000,000.00	.50%
50,000,000.01 or more	.25%

Sales charges on Class A shares may be reduced or eliminated in certain situations. You must advise Sentinel Administrative Services, Inc., the Funds’ transfer agent, or Sentinel Financial of the applicable reduction or waiver at the time of purchase, and provide any necessary information about the accounts involved. These situations are described in the Funds’ current prospectus and may be amended from time to time.

Class C Shares:

For the Class C shares, the dealer concession is 1.00% of the aggregate purchase amount. The maximum purchase of Class C shares is $999,999. Class C shares do not convert into any other class of the Funds.

Class C shares will be subject to contingent deferred sales charges, as described in the Prospectus. You must advise Sentinel Administrative Services, Inc., the Funds’ transfer agent, or Sentinel Financial of the any applicable contingent deferred sales charge reduction or waiver at the time of redemption, and provide any necessary information about the accounts involved.

Class S Shares:

For Class S shares, there is no initial dealer concession.

Class I Shares:

For Class I shares, there are no payments.

Service Fees:

Pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended, Sentinel Financial is authorized to pay you certain service fees for providing services, advice and information to your clients who are invested in certain Sentinel Funds, subject to the terms set forth in this schedule which may be revised by us from time to time. Your participation in this service fee program will be evaluated at specific time intervals. Initial qualification does not assure continued participation. The Prospectus, Statement of Additional Information and this Schedule A set forth the terms applicable for service fees with respect to the various classes of Sentinel Funds shares.

The Class A shares of each Fund have adopted plans under Rule 12b-1 that allow the Funds to pay fees for the sale and distribution of their shares, and for services provided to shareholders. The Class A shares of the Funds will pay to Sentinel Financial a monthly fee of up to a maximum annual rate of (a) 0.30% of average daily net assets in the case of the Sentinel Balanced, Sentinel Capital Growth, Sentinel Common Stock, Sentinel Conservative Strategies, Sentinel Growth Leaders, Sentinel International Equity, Sentinel Mid Cap, Sentinel Mid Cap Value, Sentinel Small Company, Sentinel Sustainable Core Opportunities and Sentinel Sustainable Growth Opportunities Funds, (b) 0.20% of average daily net assets in the case of the Government Securities and Total Return Bond Funds, or (c) 0.25% of average daily net assets in the case of the Sentinel Short Maturity Government Fund.  Sentinel Financial may pay intermediaries up to the maximum annual rate for such services, but currently expects to pay for the Sentinel Balanced, Sentinel Capital Growth, Sentinel Common Stock, Sentinel Conservative Strategies, Sentinel Growth Leaders, Sentinel International Equity, Sentinel Mid Cap, Sentinel Mid Cap Value, Sentinel Small Company, Sentinel Sustainable Core Opportunities and Sentinel Sustainable Emerging Companies Funds, 0.20% of the average net assets owned by the dealer’s clients; for the Sentinel Government Securities, and Total Return Bond Funds, 0.10% per annum of the average net assets owned by the dealer’s clients; and for the Sentinel Short Maturity Government Fund, 0.25% of the average net assets owned by the dealer’s clients. No service fee is paid with respect to Fund accounts opened prior to March 1, 1993. For Funds with a maximum annual rate of more than 0.25%, only 0.25% may be designated for servicing.

Class C shares have adopted a plan under Rule 12b-1 that allows these Funds to pay distribution fees for the sale and distribution of their shares, and services provided to shareholders. These Funds pay to Sentinel Financial a monthly fee at an annual rate of up to a total of 1.00% of average daily net assets. In the first year after the purchase, Sentinel Financial keeps this fee to recover the initial sales commission of 1.00% that it pays to the selling dealer. In subsequent years, the entire distribution fee will be paid to the selling dealer. These fees also begin to accrue on the first day of the thirteenth month after the purchase of the Class C shares. Only 0.25% may be designated for servicing.

There is no fee payable with respect to Class I shares.

In the case of Class S shares of the Sentinel Short Maturity Government Fund, Sentinel Financial will pay to dealers an annual fee of 0.75% of the average daily net assets in such fund in accounts for which you serve as dealer of record. This fee will begin to accrue on the day after purchase of the Class S shares. Only 0.25% may be designated for servicing.

Payments of all of the above fees will be made quarterly in February, May, August, and November for Class A shares, and in March, June, September, and December for, Class C shares and Class S shares, and pro-rated at the applicable annual rates. The minimum payment is $25 per payment period. Quarterly accruals of less than $25 will neither be paid out nor accumulated. House accounts and street name accounts are not paid a fee under this agreement. Payments will terminate when this Dealer Agreement terminates. These payments may also be modified or terminated by Sentinel Financial on 60 days written notice without payment of a penalty when:

(i) a majority of the Directors who are not interested persons, or a majority of shares of the Fund or a class of shares of the Fund, vote to discontinue “12b-1” payments from that Fund or class of shares of that Fund, or to terminate the investment advisory agreement with Sentinel Asset Management, Inc., or the Distribution Agreement with Sentinel Financial; or

(ii) Sentinel Financial finds that modification or termination would be in the best interests of the Fund or class of shares of such Fund.

Consistent with FINRA policies as amended or interpreted from time to time (i) you waive payment of amounts due from Sentinel Financial which are funded by fees Sentinel Financial receives under the Funds’ 12b-1 plans until Sentinel Financial is in receipt of the fees on the relevant shares of the Fund, and (ii) Sentinel Financial’s liability for amounts payable to you is limited solely to the proceeds of the fees receivable to Sentinel Financial on the relevant shares.

Other:

Sentinel Financial, as principal underwriter and distributor of the Sentinel Funds, may offer additional funds for sale. These funds will automatically become part of this Dealer Agreement and its provisions, with payment and other terms governed by the Prospectus, unless otherwise stated by Sentinel Financial.

By transacting as an intermediary in Sentinel Fund shares, you agree that you are responsible for ensuring that such transactions are consistent with the terms of the then-current prospectus, including sales charge breakpoints, sales charge waivers and class eligibility provisions. You also agree that you are aware that the Sentinel Funds offer several classes, including classes that do not charge your clients sales loads or 12b-1 fees, and that you are responsible for ensuring your client chooses the most suitable class of shares.

Daily Income Fund U.S. Government Portfolio, managed by Reich & Tang Asset Management, LLC:

The U.S. Government Portfolio of the Daily Income Fund (the “DIF U.S. Government Portfolio”), an unaffiliated money market fund managed by Reich & Tang Asset Management, LLC, is available for purchase pursuant to this Schedule A to the Dealer Agreement, provided that accounts for such investments are maintained by Sentinel Administrative Services, Inc., an affiliate of Sentinel Financial.  The DIF U.S. Government Portfolio is offered through a separate prospectus. Sentinel Financial is not the underwriter of the DIF U.S. Government Portfolio. The underwriter of the DIF U.S. Government Portfolio is Reich & Tang Distributors, Inc. Sentinel Financial has been appointed by Reich & Tang Distributors, Inc. to be a “participating organization”. Upon the Funds’ receipt of the necessary instruction, a shareholder may reinvest redemption proceeds between the Sentinel Groups Funds and the DIF U.S. Government Portfolio, subject to the terms of the Funds’ then current prospectus. There is no payment to dealer on sales of the DIF U.S. Government Portfolio. By transacting as an intermediary in the DIF U.S. Government Portfolio, you agree that you are responsible for ensuring that such transactions are consistent with the terms of the then-current prospectus of the DIF U.S. Government Portfolio.